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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Registration Statement of General Growth Properties, Inc. on Form S-3 of our reports dated March 10, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in method of accounting for derivative instruments and hedging activities in 2001 and the change in accounting for debt extinguishment costs in 2003) appearing in the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois

May 19, 2004